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                            ASSET PURCHASE AGREEMENT

         This Agreement, made this 30th day of January, 1997, among NCO GROUP INC., a Pennsylvania corporation ("Buyer"), TELE-RESEARCH CENTER, INC., a Pennsylvania corporation ("TRC") and ROBERT MALMUD ("Malmud") and ANDREW PAUSON ("Pauson") the shareholders of Seller

                              W I T N E S S E T H:

         TRC and its affiliate, Strategic Information, Inc. ("SII"), a Pennsylvania corporation whose capital stock is owned by Malmud and Pauson, (for the purposes hereof, TRC and SII shall hereinafter be referred to as "Seller"), jointly operated a market research and telemarketing business (the "Business") having its principal place of business at 2417 Welsh Road, Suite 202, Philadelphia, PA 19114 (the "Premises"). Seller desires to sell, assign and transfer to Buyer and Buyer desires to purchase from Seller substantially all of the assets of the Business including, but not limited to, client files, client contracts, client lists, operating leases of the Business (including equipment and real estate leases specifically agreed to be assumed by Buyer in this Agreement), office equipment, furniture, fixtures, fixed assets, supplies, supplier lists, telephone numbers, the Business Names (as hereinafter defined), books and records of the Business and such other assets and rights as are more fully described herein.


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         NOW, THEREFORE, the parties hereto, in consideration of the foregoing and of the mutual covenants contained herein and intending to be legally bound hereby, agree as follows:
         1. Purchase and Sale, Excluded Assets. Subject to the terms of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the assets and rights relating to Seller's Business as follows:
                  1.1 All client lists, client files and any other information regarding clients of the Business in the possession of Seller.
                  1.2 All of Seller's equipment, machinery, furniture, fixtures, signs and other fixed assets, supplies and other assets owned by Seller and used in connection with the Business.
                  1.3 All oral or written contracts ("Contracts") including, but not limited to, service contracts with clients of the Business and such specific employee arrangements as shall be determined by and identified by Buyer on
Schedule 1.3 hereof.
                  1.4 All operating leases (equipment and real estate) of the Business specifically named herein as being assumed by Buyer, including all security deposits paid on account thereof.
                  1.5 All of the goodwill of Seller and all of Seller's right, title and interest in and to the name "TELE-RESEARCH CENTER" and the name "STRATEGIC INFORMATION" (the "Names").
                  1.6 All books and records, including but not limited to accounting books, of the Business as of the year 1993 and forward. In addition, following Closing, Seller shall make

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available to Buyer for pick-up by Buyer all of the material records related to the operation of the Business for storage with Buyer, which Seller may have access to at any reasonable time for any reasonable business purpose.
                  1.7 The personal property, Contracts, operating leases, the Name and other assets of Seller to be purchased by Buyer hereunder are hereinafter sometimes collectively referred to as the "Assets".
                  1.8 All of the Assets shall be sold and assigned to Buyer free and clear of any liens, security interests or other encumbrances of any kind or nature except as is otherwise disclosed and acceptable to Buyer and as is more fully described on Schedule 1.8 hereof.
                  1.9 This sale does not include cash on hand and accounts payable and accounts receivable related to the ordinary operation of the Business or any other intangible assets not otherwise referred to in this Paragraph 1. Buyer shall not and does not agree to assume any liability of Seller or its subsidiaries, affiliates or related entities or the business unless otherwise agreed to in writing or set forth in this Agreement.
         2. Purchase Price and Payment.
                  2.1 The purchase price ("Purchase Price") for the Assets shall, subject to the adjustment provision below, be $1,600,000.00.
                  2.2 The Purchase Price shall be paid as follows:

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                    (a) $25,000 shall be paid by Buyer as its deposit (the
"Deposit"). The Deposit shall be held in escrow by Buyer's counsel, Joshua Gindin, of the firm of Kessler & Gindin ("escrowee"), until the time of Closing. In the event that Buyer does not complete Closing for any reason, other than a reason permitted in this Agreement, the Deposit shall be released by escrowee to Seller as Seller's liquidated damages hereunder. Such liquidated damages shall be the Seller's sole remedy hereunder; and
                    (b) $1,575,000 shall be paid at Closing by wire transfer (Federal Funds) or certified or bank cashier's check at Seller's option.
                    (c) The Purchase Price may be increased based on certain revenue targets being achieved in the operation of the Business during the three
(3) year period following Closing (as hereinafter defined). For the purposes of this adjustment, such revenue shall be earned from business consistent with the business being purchased with the Business hereunder and based upon the same case and financial structure. The adjustment shall be determined as follows:

         Tier              Annual Revenue Target               Adjustment Amount
         ----              ---------------------               -----------------

           1                 $2,500,000                          $200,000

           2                 $3,000,000                          $200,000

           3                 $3,500,000                          $200,000




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*The adjustment amount shall be paid in cash or stock of Buyer, as Seller elects, based on the fair market value of such stock on the date a payment adjustment accrues.
EXPLANATION: Purchase Price adjustments in Tiers 1 and 2 can only be paid within the first two (2) years from day of Closing. Tier 3 can be paid within the first three (3 years. The annual gross revenues can not be combined. If Tiers 1 and 2 are not met within the first two (2) years, they will not carry over to the third (3rd) year. Only Tier 3 can be met any time within three (3) years. All Tiers are attainable within one (1) or two (2) years. The following are examples.
         If the revenues from the Business exceed $2,500,000 on January 31, 1998, $200,000 will be paid to Seller the following pay period. If on February 1998, $3,000,000 is met, an additional $200,000 will be paid. If at any point in the second (2nd) or third (3rd) year $3,500,000 in revenue is met, an additional $200,000 will be paid.
         Another example is if revenue from the Business does not exceed $2,000,000 in the twelve (12) month period, no Purchase Price adjustment will be made. But if $2,500,000 in revenue from the Business is reached in the twelve
(12) month period, but not $3,000,000, only $200,000 will be paid that year as the adjustment. In the third calendar year, if revenues from the Business exceed $3,500,000, $200,000 adjustment will be paid.
         3. Change of Name. In connection with Seller's transfer to Buyer of the name "Tele-Research Center, Inc." and "Strategic

                                       -5-

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Information, Inc." Seller agrees that, simultaneously with Closing hereunder,
Seller shall cause to be executed an Amendment to the Articles of Incorporation of each corporation to be filed with the Pennsylvania Secretary of State and with all other states that Seller is authorized to do business for purposes of changing its corporate name, and shall also cause to be executed an Assignment, in the form of a Fictitious Name Certificate, to Buyer of the right, title and interest Seller has in the names "Tele-Research Center, Inc." and "Strategic Information." Seller agrees not to use any of the assigned names for any purpose subsequent to the Closing Date.
         4. Leases.
                  (a) Buyer shall assume Seller's obligations under the lease for office space at the Premises (the "Premises Lease"). The Premises Leases shall be current as to rent payments and without any other default at the time of Closing. Copies of the Premises Lease are attached hereto as Schedule 4. Seller shall not modify or in any way amend the Premises Lease between this date and the Closing Date without Buyer's prior written consent.
                  (b) Buyer shall assume Seller's obligations under the following leases (the "Equipment Leases"):
                       (i)      Liberty;
                      (ii)      AT&T Computer;
                     (iii)      Copi-Quik, Inc.
                      (iv)      Colonial;
                       (v)      Computers for Marketing;

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                       (vi)    PBCC;
                      (vii)    Siemans; and
                     (viii) Computer lease to be entered into or recently entered into by Seller, previously approved by Buyer.

Copies of the foregoing leases are attached hereto as Schedules 4(i) - 4(viii).
         5. Conditions Precedent to Closing. Closing hereunder shall be, and is subject to, and conditioned upon the following:
                  5.1 The receipt by Buyer, on or before January 29, 1997, of an approval of the transaction covered by this Agreement from Buyer's senior lender, Mellon Bank, N.A.
                  5.2 Malmud and Pauson shall have executed employment agreements (the "Employment Agreements") with Buyer. The Employment Agreements shall have a term of three (3) years with the Buyer having an option to extend each such term for two (2) additional one (1) year periods. The Employment Agreements shall provide for a base salary of $75,000 and a monthly bonus of five percent (5%) of all pre-tax income as long as cash flow from the Business equals to or exceeds twenty percent (20%) of gross revenue. Malmud and Pauson shall each receive an option for 5,000 shares of Buyer at the fair market value of buyer's stock on the date of Closing. The stock option shall vest in equal amounts over the three (3) years of employment and shall be exercisable within ten (10) years of Closing. If Malmud's or Pauson's employment is terminated prior to the end of the initial

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three (3) year term, the option rights which have not vested shall be terminated. Among other customary terms and conditions, the Employment Agreements shall contain a restriction against competition with the Buyer.
                  5.3 The representations and warranties of Seller, Malmud and Pauson, respectively, and of Buyer, shall be true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on that date and Buyer and Seller shall each have performed all covenants and agreements required under this Agreement to be performed prior to Closing.
                  5.4 Seller shall have obtained all written consents and approvals as may be required in order for buyer to assume Contracts, the Premises Lease and the Equipment Leases.
                  5.5 The receipt by Buyer of Seller's 1996 and applicable months of 1997 financial statement on or before March 30, 1997.
                  5.6. NCO Financial Group, Inc. shall have completed to its satisfaction and shall have, in its sole discretion, approved the findings and results of an investigation of Tele-Research Center, Inc., and Strategic Information, Inc.'s Assets, Business, operations, prospects, and condition (financial, environmental or otherwise), including, without limitation the verification of all items scheduled to this Agreement and the revenues of TRC and SII resulting from the utilization of the Assets in the business.

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         6. Access to Information; Confidentiality. Seller shall permit Buyer and its employees, agents, counsel and accountants and other representatives to have access upon reasonable notice in a manner not disruptive of Seller's business during normal business hours, at Seller's offices to all books, records, client lists, client files, other information regarding clients, supplier lists, financial and accounting records, and all other books and records relating to the Seller's business, and the properties and the Assets of the Seller being sold hereunder. Until the Closing Date, or in the event of the termination of this Agreement without consummation of the transactions contemplated hereby, Buyer will hold confidential any information obtained from Seller, Malmud and Pauson. If this Agreement is terminated, promptly after such termination, all documents, work papers or other written material obtained from Seller, or its representatives, under this Agreement and not theretofore made public (including all copies thereof) shall be returned to Seller, and Buyer shall not interfere with any client relationship between Seller and clients. Following Closing, Buyer shall provide Seller or its representatives access to any business records of Seller held by Buyer upon reasonable written notice in the event that a retroactive audit is necessary or for any other reasonable purpose. Buyer may, however, disclose any such information obtained from Seller in connection with any Securities and Exchange Commission filings that buyer must make.

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         7. Representations, Warranties and Agreements.
                  (a) Seller, Malmud and Pauson hereby represent and warrant to Buyer as follows:
                  7.1 Seller is a corporation duly organized and existing and subsisting under the laws of the State of Pennsylvania and has the corporate power and authority to conduct the Business and own the Assets. Seller has good and marketable title to each and all of the Assets, free and clear of all liens, security interests, pledges, restrictions and encumbrances whatsoever except as is otherwise disclosed and acceptable to Buyer.
                  7.2 Seller has the corporate power to sell, assign, transfer and deliver the Assets; the execution, delivery and performance of this Agreement by Seller has been duly authorized by all of Seller's Shareholders and by Seller's Board of Directors; and this Agreement constitutes the valid and binding obligation of Seller and Seller, Malmud and Pauson in accordance with its terms.
                  7.3 The consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not conflict with or result in a breach or default under Seller's Articles of Incorporation or By-laws or any agreement or other instrument to which either Seller, Malmud or Pauson is a party or by which either of them is bound or to their knowledge, under any provision of any applicable law, regulation, statute or ordinance or any order, of any court or other governmental agency.

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                  7.4 Seller has not entered into any other contract or
agreement to sell, encumber by lien, hypothecate, or otherwise dispose of any of the Assets.
                  7.5 Schedule 7.5, constitutes a true, correct and complete list of all Seller's clients and client files owned by Seller and/or used by it in connection with the Business.
                  7.6 Schedule 7.6 sets forth all furniture, fixtures, machinery, and office equipment and systems being purchased and sold hereunder. Seller shall have good and marketable title to all of the Assets to be sold herein, subject to no liens, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities due or to become due except as is otherwise disclosed and acceptable to Buyer.
                  7.7 The trade creditors of the Business shall be paid in full prior to Closing or appropriate arrangements to make such payments shall be made by Seller.
                  7.8 Schedule 7.8 is a true, correct and complete list of all contracts and leases to which Seller is a party or by which Seller is bound. Seller has delivered to Buyer a true and correct copy of each of such contracts and leases which is in writing and a written or oral description satisfactory to Buyer of the pertinent terms of each oral contract or leases. The assignment of all contracts, including collection services contracts with customers of the Business and leases in connection herewith is permissible and shall not cause a default thereunder.

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                  7.9 There is no litigation filed and currently pending,
relating to the Business or any of the Assets. To the best of Seller's knowledge Seller is not aware of any threatened basis for any such action which might materially and adversely affect the Business or the Assets being sold hereunder or the consummation of the transactions contemplated herein; and there is no outstanding judgment, decree or order against Seller which materially affects Seller or the Business or the Assets. Seller shall, immediately, notify Buyer of any material fact or matter which may adversely affect the Business, the Assets and Seller's ownership thereof.
                  7.10 Except as set forth on Schedule 7.10, Seller is not bound by any written contracts of employment which cannot be terminated on the Closing Date; and Seller is not a party to any collective bargaining agreements.
                  7.11 Except as set forth on Schedule 7.11, for employee collection bonuses, Seller does not have and none of its employees are covered by any bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option or other fringe benefit plan, scheme, arrangement or practice, or any other employment plan, whether formal or informal.
                  7.12 The Assets (fixed and other tangible) owned or leased by the Seller in connection with the Business and all aspects of the Business are and will continue to be adequately insured in the same manner as Seller customarily had prior to the

                                      -12-

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date hereof against fire, casualty and liability to the Closing Date under replacement value or other appropriate insurance policies with reputable insurance companies; that valid policies therefor are and will be outstanding and duly in force and the premiums to become due thereon up to the date of Closing will be paid when due; and that Seller shall promptly notify Buyer in writing of any material damage or loss to or any claim affecting any aspect of the Business after the date hereof and continuing through the Closing Date; and copies of all such insurance policies will be delivered to Buyer upon execution hereof. As of the Closing, Buyer shall, at its option, assume the existing insurance policies, if assumable, or procure its own insurance coverage.
                  7.13 Seller has operated the Business in compliance with all applicable Federal, state and local laws, ordinances and regulations. Seller has not, in connection with the use, ownership or operation of the Business or the Assets, received any notice of any suspected or claimed violation of any law, regulation or ordinance.
                  7.14 No permits, licenses and authorizations are required for the ownership of the Assets and the transaction of the Business.
                  7.15 All Federal, state and local taxes relating to the Business or the Assets have been or by the Closing Date will be paid to the extent due except to the extent the same are being

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contested in good faith by Seller with adequate reserves
therefore.
                  7.16 There has been no material adverse change in, or condition which might materially adversely affect, the Business (financial or otherwise), or the properties, Assets or business prospects of the Business.
                  7.17 The respective representations or warranties of Seller Malmud and Pauson in this Agreement do not contain and will not contain any untrue statement or omit or will omit to state a material fact necessary to make the statements therein not misleading. Seller's respective representations and warranties contained in this Agreement shall be true and correct at the time of Closing as though such representations and warranties were made on and as of such Closing Date.
         8. Buyer's Representations and Warranties. Buyer represents and warrants to Seller, Malmud and Pauson as follows:
                  8.1 Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.
                  8.2 The execution and delivery of this Agreement to the Seller and the purchase of the Assets and Business have been duly authorized by Buyer's Board of Directors and this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the

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enforcement of creditor's rights and except as specific enforceability may be limited by principles of equity.
                  8.3 Resolutions of the Board of Directors of Buyer authorizing the transactions set forth in this Agreement will be provided to Seller at Closing.
                  8.4 The consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not conflict with or result in a breach or default under Buyer's Articles of Incorporation or by-laws, or any agreement to which Buyer is a party or by which it is bound, or any provision of law, order of any court or other governmental agency.
                  8.5 There is no litigation or proceedings pending, or threatened to the knowledge of Buyer, nor does Buyer know of any basis for such action which would materially or adversely affect Buyer's ability or right to perform any of its obligations hereunder or consummate the transactions contemplated herein.
                  8.6 All financial documentation provided by Buyer to Seller in connection with this transaction are true and correct.
                  8.7 Unless so directed by applicable governmental authority, pursuant to any applicable federal, state or local law, rule or regulation, for a period of sixty (60) days following the Closing Date, Buyer shall not cease the operations of the Business.
                  8.8 The representations and warranties of Buyer in this Agreement do not contain and will not contain any untrue statement or omit or will omit to state a material fact necessary

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to make the statements therein not misleading. Buyer's representations and warranties contained in this Agreement shall be true and correct at the time of Closing as though such representations and warranties were made on and as of such Closing Date.
         9.       Covenants of Seller Regarding Conduct of Business
Pending Closing. Seller covenants and agrees that until Closing regarding the Business, unless otherwise agreed to in writing by
Buyer:
                  9.1 Seller will continue the operation of the Business in the ordinary course consistent with current and prior business practices, and will not engage in any sale or enter into any transaction other than in the ordinary course of its business.
                  9.2 Seller shall maintain its current insurance coverages in full force and effect insuring the Assets and the Business to be sold to Buyer pursuant to this Agreement; and Seller shall promptly notify Buyer in writing of any loss, damage and/or claim regarding any Asset or the Business.
                  9.3 Seller will not enter into any contract, agreement, lease or commitment pertaining to the Business without the prior consent of Buyer.
                  9.4 Seller and Seller's officers shall use their best efforts to preserve the Business and to maintain all equipment, machinery, records and files related thereto in good working order and condition; and shall use their best efforts to keep available for Buyer all of the present employees of the Business

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that Buyer may wish to employ and to preserve for the benefit of Buyer the goodwill of clients, customers, suppliers and others having business relationships with Seller in connection with the Business.
                  9.5 Seller shall maintain its furniture, fixtures, equipment and machinery in good working order and repair through the Closing Date, ordinary wear and tear excepted; and Seller shall not dispose of any items of tangible property without the prior written consent of Buyer.
                  9.6 Seller shall maintain or increase its present business hours, but not reduce its business hours from the level currently maintained.
                  9.7 At closing Buyer and Seller shall adjust on a pro rata basis any payments which are due or have been paid in advance on assumed vendor relationships and leases. Seller also agrees to cooperate with and assist Buyer in the transfer of all assumed vendor relationships and leases, including, but not limited to, the transfer of telephone numbers to Buyer.
         10.      Covenants of Seller, Malmud and Pauson.
                  10.1 Seller, Malmud and Pauson acknowledge that the Business of Seller is national in character and that it is presently conducted throughout the United States and that Buyer intends after the Closing Date to continue to conduct the Business throughout the United States. In order that Buyer may have and enjoy the full benefit of ownership of the Business and the Assets of Seller, including the good will of the Business,

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Seller, Malmud and Pauson, in consideration of an allocated portion of the
Purchase Price being paid to them, each covenant and agree with and for the benefit of Buyer, its successors and assigns and its affiliates, that they shall not, for a period of three (3) years from the Closing Date (the "Covenant Term"), directly or indirectly, and no person, corporation, firm, partnership or other entity related to them, or over which they exercise control (whether as a stockholder, affiliate, holder of debt or equity securities, consultant, partner or otherwise) or with which they are affiliated, anywhere in the United States, conduct business involving or connected with the business engaged in by Seller including, without limitation a market research and telemarketing business or any business related thereto; or any business competitive with any of the foregoing. For purposes of this Section 10 each of the following activities, without limitation, shall be deemed to constitute conducting business: to engage in, work with, have an interest in (other than interests of less than 5% in companies with securities traded either on the New York Stock Exchange or the American Stock Exchange or traded over-the-counter and quoted on NASDAQ), advise, manage, operate, lend money to (other than interests of less than 5% in companies with securities traded either on the New York Stock Exchange or the American Stock Exchange or traded over-the-counter and quoted on NASDAQ), guarantee the debts or obligations of, or permit one's name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in

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conjunction with any person or persons firm, association, company or corporation, whether as principal, director, agent, shareholder, partner, employee, consultant or in any other manner whatsoever.
                  10.2 Seller, Malmud and Pauson each covenant and agree that, during the Covenant Term and for a period of two (2) years thereafter, they will not directly or indirectly, and no person corporation, firm, partnership or other entity over which they exercise voting, operating or management control (whether as a stockholder, affiliate, holder of debt or equity securities, consultant, partner or otherwise) or with which they are affiliated, will (a) enter into any agreement or understanding, written or oral, relating to the services of any person who is known or should be known to be then employed by Buyer or to have been employed by Seller, unless such services are not similar in nature to any business activity of the Business or Buyer, or (b) solicit the business of, enter into any written or oral agreement with or otherwise transact competing business with any customers of the Business and/or Buyer.
         10.3 The scope and effect of the covenants contained in this Section 10 shall be as broad as may be permitted pursuant to the provisions of applicable law. To the extent that the language of said covenants may restrict competition in a larger area or for a longer time, or both, than permitted-by applicable law, that portion thereof shall be ineffective, but the provisions of said covenants shall nevertheless remain effective with respect to the

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largest area and for the longest period of time as shall be permitted by applicable law.
                  10.4 Section 10 shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania applicable to contracts as though this Agreement was entered into and is entirely to be performed in the Commonwealth of Pennsylvania.
                  10.5 The parties acknowledge and agree that the extent of damages to Buyer in the event of a breach by Seller, Malmud or Pauson of the covenants and agreements contained in Section 10 would be impossible to ascertain and that there is and will be available to Buyer no adequate monetary damages or other remedy at law to compensate it in the event of any such breach; consequently, Seller, Malmud and Pauson, jointly and severally, agree that in the event of a breach of any such covenant, in addition to any other relief to which Buyer is or may be entitled, Buyer shall be entitled to enforce any or all of such covenants by injunctive or other equitable relief, including the remedy of specific performance, ordered by any court of competent jurisdiction.
                  10.6 The parties hereto acknowledge that Pauson and his wife operate a telemarketing business known as Tele-Center, Inc., for the purpose of fund raising, and that such business shall not be included in the restriction of
Section 10.1 hereof. Buyer shall have a right of first refusal for all business (new business or repeat business from existing customers other than

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business from Tele-Response Center which shall not be subject to the foregoing right of first refusal) offered or awarded to Tele- Center, Inc. Upon Buyer's written rejection of such business opportunity, Tele-Center, Inc. shall be permitted to accept such business and provide the services related thereto.
         11. Liabilities. Except as specifically set forth in this Agreement and except with respect to Contracts assigned to and assumed by Buyer, Buyer is not assuming any obligations or liabilities of Seller, whether related to the Business or otherwise.
         12.      Indemnification.
                  (a) Seller, Malmud and Pauson, and their successors or assigns, jointly and severally, shall indemnify, defend and hold harmless Buyer, its successors and assigns, from, against and in respect of:
                  (i) any loss, damage, expense or deficiency that Buyer may incur and any claim that may be made against Buyer arising out of or resulting from: (A) any knowing and willful misrepresentation, breach or incorrectness of any representation or warranty made by Seller, Malmud or Pauson as applicable herein, or the omission from any such representation or warranty of any statement of fact necessary to make such representation or warranty not materially and adversely misleading; (B) nonfulfillment of any agreement on the part of the Seller, Malmud or Pauson; (C) any misrepresentation in or material and adverse omission from any certificate or other instrument furnished or to

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be furnished to the Buyer under this Agreement; (D) any act or omission of
Seller, Malmud or Pauson before Closing regarding any obligation under any of the contracts of Seller assumed by Buyer hereunder or otherwise relating to the Business or to any of the Assets transferred to Buyer at Closing under this Agreement; (E) the claims of all or any creditors of Seller and for any of the obligations or liabilities of Seller previously or hereafter asserted against Buyer or the Assets of Seller acquired by Buyer under this Agreement for any and all periods prior to Closing; and
                  (ii) all actions, suits, proceedings, demands assessments judgments, attorney's fees, costs and expenses incident to any of the foregoing.
         (b) Buyer shall indemnify, defend and hold harmless Seller, Malmud and Pauson and their successors and assigns, from, against and in respect of any loss, damage, expense or deficiency that any of them may incur and any claim that may be made against any of them arising out of or resulting from any act or omission of Buyer after Closing regarding any obligation under any contracts, leases or agreements of Seller assumed by Buyer hereunder or otherwise relating to the operation of the Business by Buyer after the Closing Date. This indemnification shall include all actions, suits, proceedings, demands assessments, judgments, attorney's fees, costs and expenses incident to any of the foregoing.

         13. Closing Date. Closing hereunder shall be held no later than January 30, 1997 at 10:00 a.m. ("Closing" or the "Closing Date") at the offices of Kessler & Gindin, 230 South Broad Street, Twentieth Floor, Philadelphia, PA 19102, or such other date, time and place upon which Seller and Buyer may jointly agree.
         14. Delivery of Documents. At Closing, the parties shall deliver documents, instruments and other materials for the transactions provided for herein as follows:
                  14.1     Seller shall execute and/or deliver to Buyer:
                           a.       A Bill of Sale and Assignment transferring
the Assets (including the Name or Names), which Bill of Sale and Assignment shall warrant title to Buyer free and clear of all liens and encumbrances of every kind and nature.
                           b.       A list of all employees, their rates of pay,
including base pay, and any incentive, commission or bonus plans, and setting forth all employee benefits, if any.
                           c.       An Incumbency Certificate for Seller's
Officers and Directors.
                           d.       Certified Resolutions of Seller's Board of
Directors and all of Seller's Shareholders authorizing the sale of the Assets and the execution and delivery of this Agreement and all other documents and instruments required to be delivered hereunder.
                           e.       A copy of Seller's Articles of Incorporation
and By-laws certified by Seller's Secretary.

                           f.       The Articles of Amendment to Certificate of
Incorporation referred to in Paragraph 3 above.
                           g.       A Good Standing Certificate for Seller
issued by the Pennsylvania Secretary of State and dated within twenty thirty
(30) days of Closing.
                           h.       A Certificate executed by Seller stating
that all of the representations and warranties made by Seller are true and correct as of the Closing Date; and
                           i.       Such other documents and instruments as
Buyer and its counsel may reasonably require.
                           j.       Tax Clearance Certificates from the
Commonwealth of Pennsylvania.
                  14.2     Buyer shall deliver or cause to be delivered to
Seller:
                           a.       Buyer's wire transfer or certified or bank
cashier's check for the Purchase Price.
                           b.       An Assumption Agreement whereby Buyer agrees
to assume all obligations and liabilities of Seller in accordance with the terms of this Agreement.
                           c.       The Employment Agreements; and
                           d.       Such other documents and instruments as
Buyer is required to deliver to Seller under this Agreement.
         15.      Survival Representations, Warranties and Agreements.
All representations, warranties and agreements provided for in this Agreement shall survive the Closing Date for a period of three (3) years, except that the covenants set forth in Paragraph 10 hereof shall survive for the period set forth therein.
         16. Brokers. Each of the parties represents and warrants to the other that all negotiations to this Agreement and the transactions contemplated hereby have been carried on between them directly and without the intervention of any other party, and no other third party has or could have any valid claim against either of the parties for a brokerage commission, finder's fee or other like payment.
         17. Notices. All notices required or permitted under this Agreement shall be in writing and shall be sufficiently given only if personally delivered or mailed by certified or registered mail, return receipt requested, or delivered by overnight delivery service, or by facsimile to the party to receive notice at the address set forth below for such party or to such other address as any party shall, by ten (10) days prior notice, direct.

                  If to Seller,                 2417 Welsh Road, Suite 202
                  Malmud or Pauson:             Philadelphia, PA 19114

                  With a copy to:               Victoria Endriss, Esquire
                                                Harvey, Pennington, Herting &
                                                    Renneisen, Ltd.
                                                11 Penn Center Plaza, 29th Floor
                                                Philadelphia, PA 19103

                  If to Buyer:                  1740 Walton Road
                                                Blue Bell, PA  19422
                                                Attention:  Michael Barrist,
                                                            President

                  With a copy to:               Joshua Gindin, Esquire
                                                Kessler & Gindin
                                                Twentieth Floor
                                                230 South Broad Street
                                                Philadelphia, PA 19102

         18. Further Assurances. Each party shall, upon the reasonable request of the other party, take such action and execute and deliver such documents as may be reasonably necessary or appropriate to effectuate the terms of this Agreement and consummate the transactions contemplated hereby.
         19. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania.
         20. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.
         21. Entire Agreement; Amendment. This Agreement contain the entire understanding between the parties hereto, no other representations, warranties or covenants having induced any party to execute this Agreement, and this Agreement is intended to, and shall, supersede all prior or contemporaneous agreements, whether oral or in writing, with respect to the subject matter hereof. This Agreement may not be amended or modified in any manner except by a written agreement duly executed on behalf of the party to be charged.

         22. Responsibility for Costs. Each of the parties hereto shall be responsible for all costs and expenses incurred by each of them in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, attorneys' and accountants' fees.
         23. Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.
                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.
                                             Buyer:

Attest:           (Seal)                     NCO GROUP, INC.


/s/ Joshua Gindin                            By:/s/ Bernie Miller
------------------------------                  ------------------------
                   , Secretary

                                             Seller:

Attest:           (Seal)                     TELE-RESEARCH CENTER, INC.


/s/ Andrew Pauson                            By:/s/ Andrew Pauson
-----------------------------                   ------------------------
                  , Secretary                              , President


Attest:           (Seal)                     STRATEGIC INFORMATION, INC.


/s/ Robert Malmud                            By:/s/ Robert Malmud
-----------------------------                   ------------------------
                  , Secretary                              , President


/s/ Victor M. Ed                             /s/ Robert Malmud
-----------------------------                ---------------------------
                  Witness                    Robert Malmud, Individually,
                                             regarding any individual
                                             representation, obligation or
                                             agreement


/s/ Victor M. Ed                             /s/ Andrew Pauson
-----------------------------                ---------------------------
                  Witness                    Andrew Pauson, Individually,
                                             regarding any individual
                                             representation, obligation or
                                             agreement